Exhibit 99.1

Contact:    Gary Levine
Chief Financial Officer
CSP Inc.
Tel: 978.954.5040
Fax: 978.455.3251

CSPi Reports Fourth-Quarter and Full-Year Fiscal 2017 Financial Results

Lowell, MA, December 19, 2017 - CSP Inc. (NASDAQ: CSPI), a provider of advanced security products and security services, as well as IT technology managed services for diverse applications, today reported financial results for the fourth quarter and year ended September 30, 2017.

The Company also announced that its board of directors has voted to pay its quarterly dividend of $0.11 per share to shareholders of record December 29 2017, payable on January 16, 2018.

Management Comments

“We reported another strong quarter to close out a successful year as we continue to execute on our strategy to position the company for growth and profitability for the long term,” said Chief Executive Officer Victor Dellovo. “In terms of our financial performance, sales were up 39% for the fourth quarter and 8% for the year. EPS was $0.36 in Q4 2017 versus $0.14 a year ago, and $0.63 for the full year versus $0.67 in 2016. We are proud of this financial performance but even more so of the progress we have made in executing on our growth strategy. Our cross-selling effort between our High Performance Products and Technology Solutions divisions continue to gain traction, our managed IT services pipeline is growing, and we are advancing on the development of our cyber security products within the HPP division in order to capitalize on the rapidly growing security market.”

“In our High Performance Products division, we received royalties for three E-2D planes, as well as additional spares. Looking ahead, we have not been given any indication of order levels for the E-2D next year. Currently, we are receiving orders for boards for projects within the E-2D and anticipate orders for additional planes.”

“During 2017 we began aggressive investment and development in our next-generation cyber security products. During the current first quarter of fiscal 2018, we announced our newest security offering - the ARIA™ Software Defined Security Platform. This software platform provides advanced cyber security protection services for critical assets, which need to be accessed by end-users and applications in both the cloud and on premises. We are moving to beta with ARIA in the next few months and expect initial shipments to occur later in fiscal 2018. Customers are excited about this brand-new approach to enterprise-wide data security and are eager to see how ARIA could reduce current security vulnerabilities exacerbated by the shift to a DevOps business model.”

“In our Technology Solutions division, quarterly revenue growth was driven by strong performances in each of our geographies, particularly in the U.S. Our managed services pipeline remains robust and we continue to close deals at a greater frequency and the recurring revenue stream is increasing. We also continue to have success in wireless communication security, which has been consistently strong for us. In addition, our cross-selling initiative is bringing in new revenue across all geographies.”

“We are still very much a company in the middle of exciting change. We are moving from a company focused on defense-related multicomputers to one that has significant growth opportunities from cutting-

Exhibit 99.1

edge technology that is capitalizing on major market trends such as cyber breach prevention and detection, to the proliferation of wireless communications, and an increased desire for complete managed services of network infrastructure. At this point, we have limited visibility into next year, but our strategic efforts, including exciting new products and services, give us reason to be optimistic about fiscal 2018,” concluded Dellovo.

Financial Results

For the fourth quarter of fiscal 2017, revenue increased to $35.7 million from $25.6 million in the fourth quarter a year ago. For the year, revenue increased to $111.5 million from $103.4 million in fiscal 2016.

Gross profit for the quarter increased 35.3% to $8.5 million, or 23.9% of sales, from $6.3 million, or 24.6% of sales, a year ago. For the year, gross profit increased to $25.5 million, or 22.9% of sales, from $25.0 million, or 24.2% of sales.

Net income for the fourth quarter of fiscal 2017 increased to $1.4 million, or $0.36 per diluted share, compared with net income of $561 thousand, or $0.14 per diluted share, in the fourth quarter of fiscal 2016. For the full-year fiscal 2017, net income decreased to $2.5 million, or $0.63 per diluted share, from $2.6 million, or $0.67 per diluted share, for full-year fiscal 2016.

Cash and short-term investments increased to $13.9 million at the end of the fourth quarter of fiscal 2017 from $13.1 million at 2016 year end as a result of sales and profitability.

Conference Call Details

CSPi Chief Executive Officer Victor Dellovo and Chief Financial Officer Gary W. Levine will host a conference call at 10:00 a.m. (ET) today to review CSPi’s financial results and provide a business update. To listen to a live webcast of the call, please visit the “Investor Relations” section of the company’s website at www.cspi.com. Individuals may also listen to the call via telephone, by dialing 866-518-6930 or 203-518-9797. For interested parties unable to participate in the live call, an archived version of the webcast will be available for approximately one year on CSPi’s website.

About CSP Inc.

CSPi (NASDAQ:CSPI) maintains two distinct and dynamic divisions - the High Performance Products (HPP), including the Cybersecurity Center of Excellence, and Technology Solutions (TS) - with a shared vision for technology excellence. CSPi’s HPP division offers advanced cybersecurity solutions, as well as extreme-performance Ethernet adapters for diverse applications, including security, financial trading, content creation/distribution, storage networking applications. CSPi’s Technology Solutions division provides innovative technology solutions for network solutions, wireless and mobility, unified communications and collaboration, data center solutions, advanced security, along with professional and managed services across those technology focus areas. CSPi Technology Solutions works with the world’s leading IT software and infrastructure companies to create solutions for the unique IT requirements of its customers. For more information, please visit www.cspi.com.

Myricom and ARIA are trademarks of CSP Inc. All other brand names, product names, or trademarks belong to their respective owners.

Exhibit 99.1

Safe Harbor

The Company wishes to take advantage of the “Safe Harbor” provisions of the Private Securities Litigation Reform Act of 1995 with respect to statements that may be deemed to be forward-looking under the Act. Such forward-looking statements may include, but are not limited to, those related to beta with ARIA in the next few months and expect initial shipments to occur later in fiscal 2018. The Company cautions that numerous factors could cause actual results to differ materially from forward-looking statements made by the Company. Such risks include general economic conditions, market factors, competitive factors and pricing pressures, and others described in the Company's filings with the SEC. Please refer to the section on forward-looking statements included in the Company's filings with the Securities and Exchange Commission.

Exhibit 99.1

CSP INC. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(Amounts in thousands)

	September 30, 2017	September 30, 2016
Assets
Current assets:
Cash and short-term investments	$13,885	$13,103
Accounts receivable, net	28,402	19,564
Inventories	5,971	5,580
Other current assets	3,461	3,552
Total current assets	51,719	41,799
Property, equipment and improvements, net	1,508	1,680
Other assets	5,701	5,228
Total assets	$58,928	$48,707

Liabilities and Shareholders’ Equity
Current liabilities	26,023	17,383
Pension and retirement plans	11,818	13,441
Non-current liabilities	86	228
Shareholders’ equity	21,001	17,655
Total liabilities and shareholders’ equity	$58,928	$48,707

Exhibit 99.1

CSP INC. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Amounts in thousands, except per share data)

	Three months ended,		Twelve months ended,
	September 30, 2017	September 30, 2016	September 30, 2017	September 30, 2016
Sales:
Product	$27,842	$19,515	$84,675	$77,835
Service	7,877	6,125	26,807	25,532
Total sales	35,719	25,640	111,482	103,367

Cost of Sales:
Product	23,266	15,789	71,302	63,539
Service	3,911	3,538	14,690	14,787
Total cost of sales	27,177	19,327	85,992	78,326

Gross profit	8,542	6,313	25,490	25,041

Operating expenses:
Engineering and development	615	616	2,362	2,984
Selling, general & administrative	5,735	4,970	19,356	18,256
Total operating expenses	6,350	5,586	21,718	21,240

Operating income	2,192	727	3,772	3,801

Other income (expense), net	(13)	(36)	21	(201)

Income before income taxes	2,179	691	3,793	3,600
Income taxes expense	754	130	1,287	996
Net income	$1,425	$561	$2,506	$2,604

Net income attributable to common stockholders	$1,360	$536	$2,398	$2,495

Net Income per share - basic	$0.36	$0.15	$0.64	$0.69
Weighted average shares outstanding - basic	3,752	3,638	3,723	3,609

Net Income per share - diluted	$0.36	$0.14	$0.63	$0.67
Weighted average shares outstanding - diluted	3,828	3,763	3,817	3,734